PROSPECTUS Dated August 26, 2003                     Pricing Supplement No. 5 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated September 19, 2003
                                                                  Rule 424(b)(3)

                                  $33,900,000
                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes

                             --------------------

                         MPS(SM) due December 30, 2010
                         Linked to the S&P 500(R) Index

        Market Participation Securities with Minimum Return Protection(SM)
                                  ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $1,000 principal amount of MPS, the index-linked payment amount, which is equal to $1,000 multiplied by the product of each of the monthly performance amounts of the S&P 500(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $1,200, which we refer to as the minimum payment amount. The minimum payment amount (120% of the issue price) represents a yield to maturity of 2.54% per annum on each $1,000 principal amount of MPS.

o    The principal amount and issue price of each MPS is $1,000.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $1,200.

o At maturity, you will receive for each MPS, the index-linked payment amount equal to $1,000 multiplied by the product of the monthly performance amounts of the S&P 500 Index for each of the 87 monthly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $1,200, you will receive the minimum payment amount for each MPS.

     o The monthly performance amount in each monthly valuation period is equal to (i) the closing value of the S&P 500 Index at the end of that monthly valuation period divided by (ii) the closing value of the S&P 500 Index at the beginning of that monthly valuation period, subject to a maximum monthly performance amount of 1.05.

     o The maximum monthly performance amount is equivalent to a return of the S&P 500 Index of 5% in that month.

o Investing in the MPS is not equivalent to investing in the S&P 500 Index or its component stocks.

o The MPS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The listing symbol for the MPS is "MRW.A."

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                                ---------------
                                   PRICE 100%
                                ---------------

                                 Price to          Agent's        Proceeds to
                                  Public         Commissions        Company
                                 --------        -----------      -----------

Per MPS......................      100%             3.25%            96.75%
Total........................   $33,900,000      $1,101,750       $32,798,250

                                 MORGAN STANLEY

   For a description of certain restrictions on offers, sales and deliveries of the MPS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the MPS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

   The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

   The MPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

   The MPS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the MPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

   The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley. The return on the MPS is linked to the performance of the S&P 500 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the upside potential of the underlying S&P 500 Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount, if any, by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities with Minimum Return Protection" and "MPS" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each  MPS costs $1,000          We, Morgan Stanley, are offering Market
                                Participation Securities with Minimum Return
                                Protection(SM) due December 30, 2010 Linked to the S&P 500 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $1,000.

Payment at maturity linked      Unlike ordinary debt securities, the MPS do not
to the S&P 500 Index with       pay interest. Instead, at maturity, you will
minimum return protection       receive for each $1,000 principal amount of MPS,
                                $1,000 multiplied by the product of each of the monthly performance amounts of the S&P 500
                                Index over the term of the MPS, as described below. In any monthly valuation period, the maximum monthly performance amount is 1.05
                                (corresponding to a 5% monthly increase in the value of the S&P 500 Index). In no event, however, will the payment at maturity be less than $1,200, which is the minimum payment amount.

                                             120% Minimum Repayment

                                The minimum payment amount of $1,200 (120% of the issue price) represents a yield to maturity of 2.54% per annum on each $1,000 principal amount of MPS.

                                Payment at Maturity Linked to the S&P 500 Index

                                If the product of $1,000 multiplied by the product of each of the monthly performance amounts of the S&P 500 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $1,200, you will receive the index-linked payment amount for each $1,000 principal amount of MPS.

How the payment at              The payment at maturity of the MPS, which we
maturity is determined          refer to as the maturity redemption amount,
                                will be determined by the calculation agent for the MPS, as follows:

                                o First, determine the monthly performance amount for each monthly valuation period, which may be no greater than the maximum monthly performance amount of 1.05.

                                o Second, determine the index-linked payment amount by multiplying $1,000 by the product of each of the monthly performance amounts.

                                o Last, if the index-linked payment amount is less than $1,200 (the minimum payment amount), you will receive the minimum payment amount for each MPS.

                                     If the index-linked payment amount is
                                     greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                                To determine the monthly performance amount in any monthly valuation period, the calculation agent will divide the level of the S&P 500 Index on the last day of the monthly valuation period by the level of the S&P 500 Index on the first day of the monthly valuation period. However, in no event will the monthly performance amount exceed 1.05 (or, measured in percentage terms, a 5% increase in the S&P 500 Index) in any monthly valuation period and, as a consequence, you will not participate in any monthly increase in the level of the S&P 500 Index to the extent that that increase exceeds 5%.

                                Each monthly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first monthly valuation period will begin on September 19, 2003, the day we offered the MPS for initial sale to the public. The S&P 500 Index value for the first period valuation date is 1036.30, the closing value of the S&P 500 Index on September 19, 2003, the day we offered the MPS for initial sale to the public.

                                The period valuation dates are the 30th of each month, beginning October 30, 2003 through November 30, 2010, and the final period valuation date is December 28, 2010, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked payment        Because your participation in monthly increases
amount may be less than         in the value of the S&P 500 Index is limited by
the simple price return         the maximum monthly performance amount of 1.05,
of the S&P 500 Index            or 5% per month, the return on your investment
                                in the MPS at maturity may be less than the return you would have received if you had invested $1,000 in an investment linked to the S&P 500 Index that measured the performance of the S&P 500 Index by comparing only the closing value of the S&P 500 Index at maturity with the closing value of the S&P 500 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any monthly performance amounts exceed 1.05, or 5%, during the 87 monthly valuation periods over the term of the MPS.

                                Conversely, if the simple index price return over the term of the MPS is less than $1,200, the minimum payment amount of $1,200 per MPS will provide a higher return on your $1,000 investment than would an equal investment based directly on the S&P 500 Index.

                                Please review the examples beginning on PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                                You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1998 through September 19, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical monthly percent change of the S&P 500 Index for each month in the period from January 1, 1998 through August 29, 2003 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the            We have appointed our affiliate, Morgan Stanley
calculation agent               & Co. Incorporated, which we refer to as MS &
                                Co., to act as calculation agent for JPMorgan
                                Chase Bank, the trustee for our senior notes.
                                As calculation agent, MS & Co. will determine the index-linked payment amount, the monthly performance amounts and whether a market disruption has occurred.

The MPS will be treated         The MPS will be treated as "contingent payment
as contingent payment           debt instruments" for U.S. federal income tax
debt instruments for            purposes, as described in the section of this
U.S. federal income tax         pricing supplement called "Description of
purposes                        MPS--United States Federal Income Taxation."
                                Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                (as defined in this pricing supplement) of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation" and the section called "United States Federal
                                Taxation--Notes--Notes Linked to Commodity
                                Prices, Single Securities, Baskets of
                                Securities or Indices" in the accompanying prospectus supplement.

                                If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find              The MPS are senior notes issued as part of our
more information on             Series C medium-term note program. You can find
the MPS                         a general description of our Series C medium-
                                term note program in the accompanying
                                prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus
                                supplement called "Description of
                                Notes--Floating Rate Notes" and "--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices."

                                Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us                 You may contact your local Morgan Stanley
                                branch office or our principal executive offices at 1585 Broadway, New York, New York
                                10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the S&P 500 Index on the period valuation dates for each monthly valuation period. Because the value of the S&P 500 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P 500 Index on the amount payable to you at maturity. However, the S&P 500 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the S&P 500 Index over the term of the MPS, which we refer to as the volatility of the S&P 500 Index, may be significantly different than the volatility of the S&P 500 Index implied by any of the examples.

     The index-linked payment amount for each of the examples below is calculated using the following formula:

     Index-linked Payment  =  $1,000   x (Product of each of the Monthly
            Amount                             Performance Amounts)

            where,

                                        S&P 500 Index value at end of
                                          Monthly Valuation Period
     Monthly Performance   = lesser of  ------------------------------- and 1.05
       Amount                           S&P 500 Index value at start of
                                          Monthly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four monthly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each monthly valuation period is 104, 103, 113 and 108, respectively, the Monthly Performance Amount for each of the monthly valuation periods would be as follows:

                     Index Value          Index Value
                     at start of           at end of                                       Monthly
                  Monthly Valuation         Monthly                           Index      Performance
      Month            Period           Valuation Period                   Performance      Amount
   -----------    -----------------     ----------------                   -----------   -----------
                                                               104
    1st Month            100                  104           ---------- =      1.04           1.04
                                                               100

                                                               103
    2nd Month            104                  103           ---------- =      .99039         .99039
                                                               104

                                                               111                                    (lesser of
    3d Month             103                  111           ---------- =      1.0777         1.05      1.0777 and
                                                               103                                       1.05)

                                                               108
    4th Month            111                  108           ---------- =      .97297         .97297
                                                               111

     The index-linked payment amount equals $1,000 times the product of each of the monthly performance amounts. Based on the monthly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

       $1,000   x   (1.04   x   .99039   x   1.05   x   .97297)   =  $1,052.27

     The index-linked payment amount of $1,052.27 represents an increase of 5.227% above the issue price of the MPS. Because the monthly performance amount for the monthly valuation period ending in the third month was limited to 1.05, the return of the index-linked payment amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final monthly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                                   108
      Simple Index Price Return    =    ---------------------------  =  8%
                                                   100


     The simple index price return of 8% on a $1,000 note would result in an investment return of $1,080, which is greater than the index-linked payment amount of $1,052.27.

                              *        *        *

The examples beginning on PS-8 are based on the following hypothetical terms:

o    Monthly Valuation Periods: 15

o    Initial Index Value: 100.00

o    Issue Price per MPS: $1,000

o    Minimum Payment Amount: $1,200

o Maximum Monthly Performance Amount: 1.05 (equivalent to a monthly return of the S&P 500 Index of 5%).

     The trends and index-linked payment amounts described in the examples below are hypothetical and are provided only as an illustration. The actual trends of the S&P 500 Index and the resulting index-linked payment amount over the 87 monthly valuation periods of the MPS will be different than the examples.

     As you review the examples, please note that although the maximum monthly performance amount for any month is 1.05 (equivalent to a monthly return of the S&P 500 Index of 5%), in measuring the index performance for the subsequent monthly period we will use the actual value of the S&P 500 Index at the start of the monthly valuation period for that subsequent monthly period rather than the index value that would have resulted from an increase of 5% in the level of the S&P 500 Index during the previous month. For example, in Example 3, the S&P 500 Index increases from 138 to 153 for the sixth monthly valuation period, resulting in an S&P 500 Index performance of 1.1087 (equivalent to an increase in the S&P 500 Index of 10.87% in that month), but a monthly performance amount of 1.05. In the subsequent monthly period the S&P 500 Index performance is measured using 153 as the starting value of the S&P 500 Index for that subsequent monthly period rather than 144.9, the index value that would have resulted from an increase of 5% in the level of the S&P 500 Index during the previous monthly period.

     Monthly periods which resulted in an increase in the level of the index of 5% or greater are indicated in bold typeface below.

             -----------------------------------------------------------------------------------------------------------------------
             Example 1                                Example 2                                Example 3
  Monthly    Hypothetical    S&P 500    MPS Monthly   Hypothetical    S&P 500    MPS Monthly   Hypothetical    S&P 500   MPS Monthly
 Valuation   Ending Index     Index     Performance   Ending Index     Index     Performance   Ending Index     Index    Performance
  Period         Value     Performance    Amount          Value     Performance    Amount          Value     Performance    Amount
    M1            104        1.04000      1.04000          104        1.04000      1.04000          104        1.04000     1.04000
    M2            108        1.03846      1.03846          107        1.02885      1.02885          116        1.11539     1.05000
    M3            113        1.04630      1.04630          116        1.08411      1.05000          114        0.98276     0.98276
    M4            118        1.04425      1.04425          108        0.93103      0.93103          132        1.15790     1.05000
    M5            123        1.04237      1.04237          112        1.03704      1.03704          138        1.04546     1.03571
    M6            129        1.04878      1.04878          116        1.03571      1.03571          153        1.10870     1.05000
    M7            135        1.04651      1.04651          121        1.04310      1.04310          140        0.91503     0.91503
    M8            141        1.04444      1.04444          137        1.13223      1.05000          137        0.97857     0.97857
    M9            147        1.04255      1.04255          143        1.04380      1.04380          143        1.04380     1.04380
    M10           154        1.04762      1.04762          150        1.04895      1.04895          157        1.09790     1.05000
    M11           160        1.03896      1.03896          157        1.04667      1.04667          164        1.04459     1.04459
    M12           163        1.01875      1.01875          164        1.04459      1.04459          172        1.04878     1.04878
    M13           168        1.03067      1.03067          172        1.04878      1.04878          169        0.98256     0.98256
    M14           171        1.01786      1.01786          171        0.99419      0.99419          180        1.06509     1.05000
    M15           175        1.02339      1.02339          175        1.02339      1.02339          175        0.97222     0.97222
             -----------------------------------------------------------------------------------------------------------------------
              Simple Index Price Return:   $1,750      Simple Index Price Return:   $1,750     Simple Index Price Return:   $1,750

            Index-linked Payment Amount:   $1,750    Index-linked Payment Amount:   $1,572   Index-linked Payment Amount:   $1,334

                 Minimum Payment Amount:   $1,200         Minimum Payment Amount:   $1,200        Minimum Payment Amount:   $1,200

             Maturity Redemption Amount:   $1,750     Maturity Redemption Amount:   $1,572    Maturity Redemption Amount:   $1,334
             -----------------------------------------------------------------------------------------------------------------------

     In Examples 1, 2 and 3, the value of the index increases 75% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the index over the term of the MPS is different in each example.

o In Example 1, the monthly performance amount never exceeds the hypothetical maximum monthly performance amount of 1.05, and consequently, the index-linked payment amount of $1,750 equals the simple index price return of $1,750. The amount payable at maturity is the index-linked payment amount of $1,750, representing a 75% increase above the issue price.

o In Example 2, the value of the index increases more than 5% in the third and eighth monthly valuation periods, and the monthly performance amounts for each of those periods is limited to the maximum of 1.05. Any significant decrease in the value of the index (see, for example, the fourth monthly valuation period) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,572 is less than the simple index price return of $1,750. Therefore, although the value of the index increases 75% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,572, representing a 57.2% increase above the issue price.

o In Example 3, the value of the index increases more than 5% in the second, fourth, sixth, tenth and fourteenth monthly valuation periods, and the monthly performance amount for each of those periods is limited to the maximum of 1.05. Any significant decrease in the value of the index (see, for example, the seventh monthly valuation period) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,334 is significantly less than the simple index price return of $1,750. Therefore, although the value of the index increases 75% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,334, representing a 33.4% increase above the issue price.

                -----------------------------------------------------------------------------------
                Example 4                                  Example 5
    Monthly     Hypothetical    S&P 500      MPS Monthly   Hypothetical    S&P 500      MPS Monthly
   Valuation    Ending Index     Index       Performance   Ending Index     Index       Performance
    Period          Value     Performance      Amount          Value     Performance      Amount
      M1             104        1.04000        1.04000          103        1.03000        1.03000
      M2             98         0.94231        0.94231          108        1.04854        1.04854
      M3             93         0.94898        0.94898          113        1.04630        1.04630
      M4             96         1.03226        1.03226          126        1.11504        1.05000
      M5             90         0.93750        0.93750          114        0.90476        0.90476
      M6             87         0.96667        0.96667          132        1.15790        1.05000
      M7             88         1.01149        1.01149          149        1.12879        1.05000
      M8             91         1.03409        1.03409          144        0.96644        0.96644
      M9             87         0.95604        0.95604          129        0.89583        0.89583
      M10            84         0.96552        0.96552          150        1.16279        1.05000
      M11            88         1.04762        1.04762          132        0.88000        0.88000
      M12            87         0.98864        0.98864          156        1.18182        1.05000
      M13            83         0.95402        0.95402          163        1.04487        1.04487
      M14            81         0.97590        0.97590          155        0.95092        0.95092
      M15            85         1.04938        1.04938          140        0.90323        0.90323
                -----------------------------------------------------------------------------------
                    Simple Index Price Return:    $850         Simple Index Price Return:  $1,400

                  Index-linked Payment Amount:    $850       Index-linked Payment Amount:    $892

                       Minimum Payment Amount:  $1,200            Minimum Payment Amount:  $1,200

                   Maturity Redemption Amount:  $1,200        Maturity Redemption Amount:  $1,200
                -----------------------------------------------------------------------------------

     In Example 4, the value of the index decreases over the term of the MPS and ends below the initial value of 100. The monthly performance amounts never exceed the hypothetical maximum monthly performance amount of 1.05, and consequently, the index-linked payment amount of $850 equals the simple index price return of $850. Although the value of the index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,200, representing a 20% increase above the issue price.

                                *      *      *

     In Example 5, the value of the index increases over the term of the MPS and ends above the initial value of 100. The value of the index increases more than 5% in the fourth, sixth, seventh, tenth and twelfth monthly valuation periods, and the monthly performance amount for each of those periods is limited to the maximum of 1.05. Any significant decrease in the value of the index (see, for example, the fifth, ninth, eleventh and fifteenth monthly valuation periods) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $892 is significantly less than the simple index price return of $1,400. Therefore, although the value of the index increases 40% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,200, representing a 20% increase above the issue price.

                                  RISK FACTORS


     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt             The terms of the MPS differ from those of
securities, MPS do not pay       ordinary debt securities in that we will not
interest                         pay interest on the MPS.  Because the index-
                                 linked payment amount due at maturity may not exceed the minimum payment amount of $1,200, representing an effective yield to maturity of 2.54% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount, if any, by which the index-linked payment amount or the minimum payment amount exceeds the principal amount of the MPS.

MPS may not                      There may be little or no secondary market for
be actively traded               the MPS.  Although the MPS have been approved
                                 for listing on the American Stock Exchange
                                 LLC, which we refer to as the AMEX, it is not possible to predict whether the MPS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS          Several factors, many of which are beyond our
will be influenced by many       control, will influence the value of the MPS,
unpredictable factors            including:

                                 o the value of the S&P 500 Index at any time and, in particular, on each of the specific period valuation dates

                                 o the volatility (frequency and magnitude of changes in value) of the S&P 500 Index

                                 o  interest and yield rates in the market

                                 o  geopolitical conditions and economic,
                                    financial, political and regulatory or
                                    judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and that may affect the value of the S&P 500 Index on the specific period valuation dates

                                 o the time remaining to the maturity of the MPS

                                 o the dividend rate on the stocks underlying the S&P 500 Index

                                 o  our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $1,000, indicating that the magnitude of the decreases in the value of the S&P 500 Index during previous monthly valuation periods is greater than the increases in the value of the S&P 500 Index during previous monthly valuation periods.

                                 You cannot predict the future performance and volatility of the S&P 500 Index based on its historical performance. We cannot guarantee that the monthly performance of the S&P 500 Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not      Because the index-linked payment amount is
equivalent to investing in the   based on the compounded monthly return of the
S&P 500 Index                    S&P 500 Index on 87 period valuation dates
                                 during the term of the MPS and your
                                 participation in monthly increases is limited to 5%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the S&P 500 Index over the term of the MPS. As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a payment at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any monthly performance amounts exceed 1.05, or 5%, during the 87 monthly valuation periods over the term of the MPS.

                                 The maximum monthly performance amount will operate to limit your participation in the increase in the value of the S&P 500 Index during any monthly valuation period to a maximum of 5%, while your exposure to any decline in the value of the S&P 500 Index during any monthly valuation period will not be limited. It is possible that increases in the value of the S&P 500 Index during some monthly valuation periods will be offset by declines in the value of the S&P 500 Index during other monthly valuation periods during the term of the MPS. However, because of the limits on your participation in monthly increases in the value of the S&P 500 Index resulting from the 5% maximum monthly performance amount, it is possible that increases in the value of the S&P 500 Index that would otherwise offset declines in the value of the S&P 500 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $1,200 even if the S&P 500 Index increases more than 40% over the term of the MPS. In that case, you would receive the minimum payment amount, which is less than the simple index price return on the index.

                                 You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1998 through September 19, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical monthly performance of the S&P 500 Index for each month in the period from January 1, 1998 through August 29, 2003 in Annex A to this pricing supplement.

Adjustments to the               Standard & Poor's Corporation, or S&P(R), is
S&P 500 Index could              responsible for calculating and maintaining
adversely affect the             the S&P 500 Index. S&P can add, delete or
value of the MPS                 substitute the stocks underlying the S&P 500
                                 Index or make other methodological changes that could change the value of the S&P 500
                                 Index. S&P may discontinue or suspend
                                 calculation or dissemination of the S&P 500
                                 Index. Any of these actions could adversely affect the value of the MPS.

                                 S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no                      As an investor in the MPS, you will not have
shareholder rights               voting rights or rights to receive  dividends
                                 or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests       Because the calculation agent, MS & Co., is
of the calculation agent         our affiliate, the economic interests of the
and its affiliates may affect    calculation agent and its affiliates may be
determinations                   adverse to your interests as an investor in
                                 the MPS. As calculation agent, MS & Co. will calculate the monthly performance amounts and the index-linked payment amount.
                                 Determinations made by MS & Co., in its
                                 capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of
                                 MPS--Market Disruption Event" and
                                 "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation."

Hedging and trading activity by  MS & Co. and other affiliates of ours have
the calculation agent and its    carried out, and will continue to carry out,
affiliates could potentially     hedging activities related to the MPS,
adversely affect the value of    including trading in the stocks underlying the
the S&P 500 Index                S&P 500 Index as well as in other instruments
                                 related to the S&P 500 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500
                                 Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the value of the S&P 500 Index and, therefore, the level at which the S&P 500
                                 Index must close on the period valuation dates in order for you to receive at maturity a payment that exceeds the minimum payment amount of the MPS. Additionally, such hedging or trading activities during the term of the MPS could potentially affect the values of the underlying indices on the period valuation dates and, accordingly, the amount of cash you will receive at maturity.

The MPS will be treated          You should also consider the U.S. federal
as contingent payment            income tax consequences of investing in the
debt instruments for             MPS. The MPS will be treated as "contingent
U.S. federal income tax          payment debt instruments" for U.S. federal
purposes                         income tax purposes, as described in the
                                 section of this pricing supplement called
                                 "Description of MPS--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                 States Federal Income Taxation" and the
                                 section called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" in the accompanying prospectus supplement.

                                 If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $1,000 principal amount of any of our MPS due December 30, 2010 linked to the S&P 500 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Principal Amount.................  $33,900,000

Original Issue Date
(Settlement Date)................  September 24, 2003

Maturity Date....................  December 30, 2010, subject to extension in the event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                   If, due to a Market Disruption Event or
                                   otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Specified Currency...............  U.S. dollars

CUSIP............................  61748AAA4

Minimum Denominations............  $1,000

Issue Price......................  $1,000 (100%)

Interest Rate....................  None

Maturity Redemption Amount.......  At maturity, you will receive for each MPS the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment Amount and (ii) the Minimum Payment Amount.

                                   We shall, or shall cause the Calculation
                                   Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount...........  $1,200

Index-linked Payment Amount......  The Index-linked Payment Amount is equal to
                                   (i) $1,000 times (ii) the product of the Monthly Performance Amounts for each Monthly Valuation Period over the term of the MPS.

Monthly Performance Amount.......  With respect to any Monthly Valuation
                                   Period, the Monthly Performance Amount will be equal to the lesser of (i) 1.05 and (ii) a fraction, the numerator of which will be the Index Value on the Period Valuation Date at the end of such Monthly Valuation Period and the denominator of which will be the Index Value on the Period Valuation Date at the beginning of such Monthly Valuation Period, provided that for the first Monthly Valuation Period, the denominator will be 1036.30, the Index Value on September 19, 2003, the day we offered the MPS for initial sale to the public.

Monthly Valuation Periods........  Each period from and including a Period
                                   Valuation Date to and including the
                                   immediately subsequent Period Valuation
                                   Date; provided that the first Monthly
                                   Valuation Period begins on September 19,
                                   2003. The first Monthly Valuation Period will be longer than one calendar month.

Period Valuation Dates...........  The Period Valuation Dates will be (i) the
                                   30th of each month, beginning October 30, 2003 to and including November 30, 2010 (and, in each February, the last day of the month), and (ii) December 28, 2010, in each such case subject to adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                   If any scheduled Period Valuation Date
                                   occurring from and including October 30, 2003 to and including November 30, 2010 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including October 30, 2003 to and including November 30, 2010 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                   If December 28, 2010 (the final Period
                                   Valuation Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value......................  The Index Value on any Trading Day will equal the official closing value of the S&P
                                   500 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below) published following the regular official weekday close of the principal trading sessions of the New York Stock Exchange (the "NYSE"), the American Stock Exchange LLC (the "AMEX") and the Nasdaq National Market on that Trading Day. In certain circumstances, the Index Value will be based on the alternate calculation of the S&P 500 Index described under
                                   "--Discontinuance of the S&P 500 Index;
                                   Alteration of Method of Calculation."

Trading Day......................  A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the NYSE, the AMEX, the Nasdaq
                                   National Market, the Chicago Mercantile
                                   Exchange and the Chicago Board of Options
                                   Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note................  Book Entry. The MPS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated
Note.............................  Senior

Trustee..........................  JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent............................  Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Market Disruption Event..........  "Market Disruption Event" means, with respect to the S&P 500 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to
                                   (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange................  "Relevant Exchange" means the primary U.S.
                                   organized exchange or market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default ..  In case an event of default with respect to the MPS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable for each MPS upon any acceleration of the MPS will be equal to the Maturity Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the Monthly Performance Amount for the then current Monthly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Monthly Valuation Period, and the Monthly Performance Amount for each remaining Monthly Valuation Period would be equal to 1.

                                   If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent................  MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Index-linked Payment Amount and the Monthly
                                   Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Monthly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index................  We have derived all information contained in this pricing supplement regarding the S&P
                                   500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                   The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                   The S&P 500 Index is calculated using a
                                   base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                   An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                   The actual total Market Value of the
                                   Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                   Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                   To prevent the value of the Index from
                                   changing due to corporate actions, all
                                   corporate actions which affect the total
                                   Market Value of the Index require an Index
                                   Divisor adjustment. By adjusting the Index
                                   Divisor for the change in total Market
                                   Value, the value of the S&P 500 Index
                                   remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                   The table below summarizes the types of S&P
                                   500 Index maintenance adjustments and
                                   indicates whether or not an Index Divisor adjustment is required.

                                                                                                Divisor
                                          Type of                                             Adjustment
                                     Corporate Action             Adjustment Factor            Required
                                   --------------------     ------------------------------    ----------
                                   Stock split              Shares Outstanding multiplied          No
                                    (i.e., 2-for-1)         by 2; Stock Price divided by 2

                                   Share issuance           Shares Outstanding plus newly         Yes
                                    (i.e., change >= 5%)    issued Shares

                                   Share repurchase         Shares Outstanding minus              Yes
                                    (i.e., change >= 5%)    Repurchased Shares

                                   Special cash             Share Price minus Special             Yes
                                      dividends             Dividend

                                   Company change           Add new company Market Value          Yes
                                                            minus old company Market Value

                                   Rights offering          Price of parent company minus         Yes

                                                             Price of Rights
                                                            (---------------)
                                                               Right Ratio

                                   Spin-Off                 Price of parent company minus         Yes

                                                             Price of Spinoff Co.
                                                            (--------------------)
                                                             Share Exchange Ratio

                                   Stock splits and stock dividends do not
                                   affect the Index Divisor of the S&P 500
                                   Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                   Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                   Post-Event Aggregate Market Value
                                   --------------------------------- =   Pre-Event Index Value
                                               New Divisor

                                                 Post-Event Aggregate Market Value
                                   New Divisor = --------------------------------
                                                      Pre-Event Index Value

                                   A large part of the S&P 500 Index
                                   maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500
Index; Alteration of Method of
Calculation......................  If S&P discontinues publication of the S&P
                                   500 Index and S&P or another entity
                                   publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If S&P discontinues publication of the S&P
                                   500 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the MPS.

                                   If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P

                                   500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information...........  The following table sets forth the high and low Index Values, as well as end-of-quarter
                                   Index Values, of the S&P 500 Index for each quarter in the period from January 1, 1998 through September 19, 2003. The Index Value on September 19, 2003 was 1036.30. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                   The historical values of the S&P 500 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the S&P 500 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the S&P 500 Index will result in a Index-linked Payment Amount in excess of $1,200.

                                                        High        Low    Period End
                                                       -------    -------  ----------
                                   1998:
                                     First Quarter...  1105.65     927.69     1101.75
                                     Second Quarter..  1138.49    1077.01     1133.84
                                     Third Quarter...  1186.75     957.28     1017.01
                                     Fourth Quarter..  1241.81     959.44     1229.23
                                   1999:
                                     First Quarter...  1316.55    1212.19     1286.37
                                     Second Quarter..  1372.71    1281.41     1372.71
                                     Third Quarter...  1418.78    1268.37     1282.71
                                     Fourth Quarter..  1469.25    1247.41     1469.25
                                   2000:
                                     First Quarter...  1527.46    1333.36     1498.58
                                     Second Quarter..  1516.35    1356.56     1454.60
                                     Third Quarter...  1520.77    1419.89     1436.51
                                     Fourth Quarter..  1436.28    1264.74     1320.28
                                   2001:
                                     First Quarter...  1373.73    1117.58     1160.33
                                     Second Quarter .  1312.83    1103.25     1224.42
                                     Third Quarter...  1236.72     965.80     1040.94
                                     Fourth Quarter..  1170.35    1038.55     1148.08
                                   2002:
                                     First Quarter...  1172.51    1080.17     1147.39
                                     Second Quarter .  1146.54     973.53     989.82
                                     Third Quarter...   989.03     797.70     815.28
                                     Fourth Quarter..   938.87     776.76     879.82

                                                        High        Low    Period End
                                                       -------    -------  ----------
                                   2003:
                                     First Quarter...   931.66      800.73     848.18
                                     Second Quarter..  1011.66      858.48     974.50
                                     Third Quarter
                                       (through
                                       September 19,
                                       2003).........  1039.58      965.46    1036.30

                                   You should also review the historical
                                   monthly performance of the S&P 500 Index for each month in the period from January 1, 1998 through August 29, 2003 in Annex A to this pricing supplement.

Use of Proceeds and Hedging......  The net proceeds we receive from the sale of the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the MPS by taking positions in futures contracts and exchange traded funds on the S&P 500 Index. Such purchase activity could potentially have increased the value of the S&P 500 Index, and, therefore, the level of the S&P 500 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the minimum payment amount of the MPS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Period Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index, and, therefore, adversely affect the value of the MPS or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of Distribution..  Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of MPS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the MPS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 3.25% of the principal amount of the MPS to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the MPS against payment therefor in New York, New York on September 24, 2003. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   The MPS are being offered on a global basis.
                                   See "Series C Notes and Series C Units
                                   Offered on a Global Basis" in the
                                   accompanying prospectus supplement.

                                   In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The MPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The MPS may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the MPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley...............  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the MPS.

                                   The license agreement between S&P and Morgan
                                   Stanley provides that the following language must be set forth in this pricing supplement:

                                   The MPS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the MPS. S&P has no obligation to take our needs or the needs of the owners of the MPS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the MPS to be issued or in the determination or calculation of the equation by which the MPS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                   S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                   THE COMPLETENESS OF THE S&P 500 INDEX OR ANY
                                   DATA INCLUDED THEREIN. S&P MAKES NO
                                   WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS
                                   TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF
                                   THE MPS, OR ANY OTHER PERSON OR ENTITY FROM
                                   THE USE OF THE S&P 500 INDEX OR ANY DATA
                                   INCLUDED THEREIN IN CONNECTION WITH THE
                                   RIGHTS LICENSED UNDER THE LICENSE AGREEMENT
                                   DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P
                                   MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                   HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                   MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                   PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                   INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
                                   LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                   SHALL S&P HAVE ANY LIABILITY FOR ANY
                                   SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL
                                   DAMAGES (INCLUDING LOST PROFITS), EVEN IF
                                   NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   "Standard & Poor's(R)," "S&P(R)," "S&P
                                   500(R)," "Standard & Poor's 500" and "500"
                                   are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies..........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                   We have obtained from the Department of
                                   Labor an exemption from the prohibited
                                   transaction rules that will in most cases cover the purchase and holding of MPS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the MPS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any MPS, no more than 15% of the Plan's assets should be invested in MPS.

                                   The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the MPS have exclusive responsibility for ensuring that their purchase and holding of the MPS do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation.........................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the MPS that (i) purchase the MPS at the Issue Price and (ii) will hold the MPS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                   o  certain financial institutions;
                                   o dealers and certain traders in securities or foreign currencies;
                                   o  investors holding notes as part of a
                                      hedge;
                                   o  U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                   o  partnerships;
                                   o  nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                   o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                   o  Non-U.S. Holders for whom income or gain
                                      in respect of an MPS are effectively
                                      connected with a trade or business in the United States; and
                                   o  Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) in the
                                      United States.

                                   If you are considering purchasing the MPS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   U.S. Holders

                                   This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                   o  a citizen or resident of the United
                                      States;
                                   o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                   o  an estate or trust the income of which is
                                      subject to U.S. federal income taxation
                                      regardless of its source.

                                   The MPS will be treated as "contingent
                                   payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                   In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                   The rate of accrual of OID on the MPS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the MPS (the "comparable yield") and is determined at the time of the issuance of the MPS. We have determined that the "comparable yield" is an annual rate of 5.0854% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for an MPS (assuming each MPS has an issue price of $1,000 for U.S. federal income tax purposes) consists of a projected amount equal to $1,434.3217 due at maturity.

                                   The following table states the amount of OID that will be deemed to have accrued with respect to an MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                    TOTAL OID
                                                                      OID        DEEMED TO HAVE
                                                                   DEEMED TO      ACCRUED FROM
                                                                 ACCRUE DURING   ORIGINAL ISSUE
                                                                    ACCRUAL     DATE (PER MPS) AS
                                                                  PERIOD (PER   OF END OF ACCRUAL
                                         ACCRUAL PERIOD               MPS)           PERIOD
                                         --------------          -------------  -----------------
                                   Original Issue Date through
                                     December 31, 2003........     $  13.5611      $  13.5611
                                   January 1, 2004 through
                                     December 31, 2004........     $  51.5436      $  65.1047
                                   January 1, 2005 through
                                     December 31, 2005........     $  54.1648      $ 119.2695
                                   January 1, 2006 through
                                     December 31, 2006........     $  56.9193      $ 176.1888
                                   January 1, 2007 through
                                     December 31, 2007........     $  59.8139      $ 236.0027
                                   January 1, 2008 through
                                     December 31, 2008........     $  62.8557      $ 298.8584
                                   January 1, 2009 through
                                     December 31, 2009........     $  66.0521      $ 364.9105
                                   January 1, 2010 through
                                     December 30, 2010........     $  69.4112      $ 434.3217

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on an MPS.

                                   Non-U.S. Holders

                                   This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                   o  a nonresident alien individual;
                                   o  a foreign corporation; or
                                   o  a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                   o such Non-U.S. Holder does not own,
                                     actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                   o the certification required by Section
                                     871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                   Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of
                                   Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                   Estate Tax. Subject to benefits provided by an applicable estate tax treaty, an MPS held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the MPS would have been:

                                   o subject to U.S. federal withholding tax
                                     without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                   o effectively connected to the conduct by
                                     the holder of a trade or business in the United States.

                                   Information Reporting and Backup
                                   Withholding. Information returns may be
                                   filed with the U.S. Internal Revenue Service
                                   (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        Annex A

                  Historical S&P 500 Index Monthly Performance
                         (January 1998 to August 2003)

The following table sets forth the index value for the S&P 500 Index at the end of each month from January 1998 through August 2003 and the index percent change over each month. The S&P 500 Index value at the beginning of January 1998 was 970.43. You cannot predict the future performance of the S&P 500 Index based on its historical performance, and no assurance can be given as to the level of the S&P 500 Index on any period closing date or at the maturity of the MPS. The results produced by the S&P 500 Index for these periods are not necessarily indicative of the results for any other historical period. Months which resulted in an increase in the level of the S&P 500 Index of 5% or greater are indicated in bold typeface below.

------------------------------------------------------------------------------------------------------------------------------------
                    S&P 500                                   S&P 500
Month Ending         Index    Percentage                       Index        Percentage                   S&P 500 Index   Percentage
                     Value      Change      Month Ending       Value          Change      Month Ending         Value        Change
January 1998          980.28     1.02%      January 2000      1,394.46        -5.09%      January 2002       1,130.20       -1.56%
February 1998       1,049.34     7.04%      February 2000     1,366.42        -2.01%      February 2002      1,106.73       -2.08%
March 1998          1,101.75     4.99%      March 2000        1,498.58         9.67%      March 2002         1,147.39        3.67%
April 1998          1,111.75     0.91%      April 2000        1,452.43        -3.08%      April 2002         1,076.92       -6.14%
May 1998            1,090.82    -1.88%      May 2000          1,420.60        -2.19%      May 2002           1,067.14       -0.91%
June 1998           1,133.84     3.94%      June 2000         1,454.60         2.39%      June 2002            989.82       -7.25%
July 1998           1,120.67    -1.16%      July 2000         1,430.83        -1.63%      July 2002            911.62       -7.90%
August 1998           957.28   -14.58%      August 2000       1,517.68         6.07%      August 2002          916.07        0.49%
September 1998      1,017.01     6.24%      September 2000    1,436.51        -5.35%      September 2002       815.28      -11.00%
October 1998        1,098.67     8.03%      October 2000      1,429.40        -0.49%      October 2002         885.76        8.64%
November 1998       1,163.63     5.91%      November 2000     1,314.95        -8.01%      November 2002        936.31        5.71%
December 1998       1,229.23     5.64%      December 2000     1,320.28         0.41%      December 2002        879.82       -6.03%
January 1999        1,279.64     4.10%      January 2001      1,366.01         3.46%      January 2003         855.70       -2.74%
February 1999       1,238.33    -3.23%      February 2001     1,239.94        -9.23%      February 2003        841.15       -1.70%
March 1999          1,286.37     3.88%      March 2001        1,160.33        -6.42%      March 2003           848.18        0.84%
April 1999          1,335.18     3.79%      April 2001        1,249.46         7.68%      April 2003           916.92        8.10%
May 1999            1,301.84    -2.50%      May 2001          1,255.82         0.51%      May 2003             963.59        5.09%
June 1999           1,372.71     5.44%      June 2001         1,224.42        -2.50%      June 2003            974.50        1.13%
July 1999           1,328.72    -3.20%      July 2001         1,211.23        -1.08%      July 2003            990.31        1.62%
August 1999         1,320.41    -0.63%      August 2001       1,133.58        -6.41%      August 2003        1,008.01        1.79%
September 1999      1,282.71    -2.86%      September 2001    1,040.94        -8.17%      ------------------------------------------
October 1999        1,362.93     6.25%      October 2001      1,059.78         1.81%      Total Periods: 68
November 1999       1,388.91     1.91%      November 2001     1,139.45         7.52%      Total Periods where S&P 500 increased: 36
December 1999       1,469.25     5.78%      December 2001     1,148.08         0.76%      Total Periods with a monthly increase
                                                                                             greater than 5%: 16
------------------------------------------------------------------------------------------------------------------------------------